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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     Made January 25, 1999, by and between Glenn Henry, an individual having his residence at 411 Lake Cliff Trail, Austin, TX 78746 (hereinafter "Executive") and Integrated Device Technology, Inc., a Delaware corporation having a place of business at 2975 Stender Way, Santa Clara, CA 95054 (hereinafter "Employer").

     Whereas, the parties desire to enter into an employment agreement; and

     Whereas, Executive is employed by Employer as the President and Chief Executive Officer of Centaur Technology, Inc. and as a Senior Vice President of Employer.

     Now, therefore, in consideration of the foregoing and of the mutual promises and conditions hereinafter set forth, the parties agree as follows:

1.   Position and Duties.

     1.1. Executive is the President of Centaur Technology, Inc. and shall serve at the will of the board of directors of such corporation. Executive is also a Senior Vice President of Employer and shall serve at the will of the board of directors of Employer. Employer shall not assign Executive to any position other than a senior level executive position, with Employer or a majority owned subsidiary of Employer, and such title as Employer shall elect, including the title of Vice President. Hereinafter, the term "Employer" shall also include "Centaur Technology, Inc." unless the context clearly indicates otherwise.

     1.2. So long as Executive shall be President of Centaur Technology, Inc., Executive shall have full power and authority to hire and fire all employees of Centaur Technology, Inc. and to manage and conduct all the business of Centaur Technology, Inc. subject to expenditure and corporate policies set by Employer.

     1.3. Executive shall not take any of the following actions on behalf of Employer without the approval of Centaur Technology, Inc.'s board of directors:

          1.3.1. Borrowing or obtaining credit in any amount or guarantying any obligation of any third party;

          1.3.2. Expending funds for capital equipment in excess of budgeted expenditures for any fiscal quarter;

          1.3.3. Selling or transferring capital assets;

          1.3.4. Executing any contract or making any commitment for an amount in excess of $100,000

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          1.3.5. Executing any lease of real or personal property where the total rent and other payments for the minimum term thereof total $100,000 or more; or

          1.3.6. Establishing, modifying, or exercising any discretionary authority or control over any employee pension plan.

2.   Outside Business Activities Limited.

     During his employment, Executive shall devote his full energies, interest, abilities, and productive time to the performance of this agreement and shall not, without Employer's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of his duties under this agreement.

3.   Covenant Not to Compete.

     As used herein, the term "competition" means the design, development, and/or marketing of products competitive with IDT's WinChip microprocessors or other X86 or MIPS microprocessor. During employment and for a period of one year thereafter, Executive shall not, directly or indirectly, engage in any activity or other business competitive with Employer's business, without Employer's prior written consent.

4.   Term and Termination of Employment.

     4.1. Subject to termination as herein provided, Executive shall be employed for a term beginning on the date hereof and ending on December 31, 2004.

     4.2. Employer may terminate the employment of Executive at any time by written notice to Executive and payment of severance in the amount of $200,000, payable in 26 equal bi-weekly installments commencing two weeks after the payment of Executive's final paycheck.

     4.3. Executive may terminate his employment at any time by written notice to Employer delivered not less than thirty (30) days prior to the effective date of termination.

     4.4. Employer may terminate this agreement at any time without notice and without payment of any kind (other than compensation accrued to the date of termination) if Executive commits any material act of dishonesty related to his employment hereunder, discloses confidential information of a material nature to a party whose interest is adverse or competitive with that of Employer, or in a willful, wanton, or grossly negligent manner fails to perform his duties under this agreement (such termination is hereinafter referred to as "for cause").

     4.5. This agreement shall terminate on the death or substantial disability of Executive (a disability which prevents Executive from performing the essential duties and


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          responsibilities of his employment despite reasonable accommodation)
          and except as required pursuant to the terms of any of the Employer's benefit plans and as to compensation due through the date of termination, Employer shall thereafter have no obligation to pay any salary, bonus, incentive or other compensation to Executive.

5.   Place of Employment.

     Unless the parties agree otherwise in writing, Executive shall be employed at the offices of Centaur Technology, Inc. in the metropolitan Austin, Texas area; provided, however, that Employer may from time to time require Executive to travel temporarily to other locations on Employer's business.

6.   Salary and Incentive Compensation.

     6.1. Executive shall receive such salary and benefits as shall be determined by the Board of Directors of Centaur Technology, Inc. and/or Integrated Device Technology, Inc. from time to time.

     6.2. The Board of Directors of Centaur Technology, Inc. and/or Integrated Device Technology, Inc. shall from time to time establish by resolution such incentive compensation goals for Executive as they shall in their sole discretion deem advisable.

7.   Ownership of Intangibles.

     All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Executive, either alone or with others, during the term of Executive's employment, whether or not conceived or developed during Executive's working hours, and (a) with respect to which the equipment, supplies, facilities, or trade secret information of Employer was used, or (b) that relate at the time of conception or reduction to practice of the invention to the business of the Employer or to Employer's actual or demonstrably anticipated research and development, or (c) that result from any work performed by Executive for Employer, shall be the sole property of Employer. Executive shall, during the term of employment and for one year thereafter, disclose to Employer all inventions conceived during the term of Executive's employment hereunder whether or not the property of Employer under the terms of the preceding sentence, provided that such disclosure shall be received by Employer in strict confidence. Executive shall execute all documents, including patent applications and assignments, required by Employer to establish Employer's rights under this Section.

8.   Non Disclosure and Confidentiality.

     In the course of his employment, Executive shall have access to confidential information and trade secrets relating to Employer's business. Except as required in the course of his employment by Employer, Executive will not, without Employer's prior consent, either during his employment by Employer or for three years after termination of that employment,


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directly or indirectly disclose to any third person any such confidential information or trade secrets. Confidential information shall not include information generally available to the public provided it was disclosed or made available without fault on Executive's part and without breach by the disclosing party of a duty of confidentiality.

9.   Privacy, Advertising.

     Executive consents to the use by Employer and its affiliates of Executive's name, image, and voice for purposes of advertising or trade. This consent shall remain in effect so long as Executive shall be employed by Employer or any affiliate of Employer. Employer and its affiliates shall have the right to continue to distribute, display, or otherwise use any materials brochures, tapes, videos, movies and the like which were prepared during and in connection with Executive's employment hereunder after the termination of such employment, provided, however, that nothing contained herein shall authorize the preparation of any new materials using Executive's name, image or voice for purposes of advertising or trade after termination of Executive's employment with Employer.

10.  Indemnification by Employer.

     Employer shall, to the maximum extent permitted by law, indemnify and hold Executive harmless against expenses, including reasonable attorney's fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Executive's employment by Employer. Employer shall advance to Executive any expense incurred in defending any such proceeding to the maximum extent permitted by law. This obligation of Employer is subject to the following conditions: (i) Executive shall cooperate in the defense of any such lawsuit or claim, and (ii) tender the defense of such lawsuit or claim to Employer, including the selection and direction of counsel.

11.  Merger or Dissolution.

     In the event of a merger in which Employer is not the surviving entity, or of a sale of all or substantially all of Employer's assets, Employer may, at its sole option (i) assign this agreement and all rights and obligation under it to any business entity that succeeds to all or substantially all of the Employer's business through that merger or sale of assets, or (ii) terminate this agreement subject to the obligations set forth in paragraph 4.2 above and any fully earned incentive compensation designated pursuant to paragraph 6 above.

12.  Arbitration.

     Any controversy or claim arising out of or relating to this agreement or the employment of Executive hereunder, including without limitation, any claim of age discrimination or other violation of Executive's civil rights, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. There shall


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be one arbitrator. Each party shall pay one half of the fees of the arbitrator and each party shall pay his own attorney and the expenses of his witnesses and all other expenses connected with presenting his case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration and administrative fees shall be borne equally by the parties.

13.  Limitation of Liability.

     Each party shall be liable to the other only for direct damages, and, in the case of defamation, for special damages. In no event shall either party be liable to the other for incidental or indirect damages of any nature whatsoever, including without limitation, mental anguish, whether arising in tort or contract and whether based on negligence or intentional conduct. The payments to be made hereunder by Employer to Executive pursuant to paragraphs 4.2 and 6 to the extent vested, constitute the sole and complete liability of Employer arising from or connected with the termination of Executive's employment hereunder, including, without limitation, termination resulting from sex, age, or other violation of Executive's human rights.

14.  Representation Regarding Proprietary Information of Others.

     14.1. Executive represents and warrants that on the date of execution of this Agreement, that he has no written information relating to computer design or architecture, software, and/or semiconductors (including without limitation, discs, tapes, mail and the like) in his possession or under his direction or control which is the property of others and which he does not have the right to disclose to, and use for the benefit of, Employer, other than (i) the M86 technical information.

     14.2. Executive further represents and warrants that he is free of any obligation which would be breached by the employment of Executive by Employer as contemplated herein.

15.  Severability.

     If any provision of this agreement is held invalid or unenforceable, the remainder of this agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16.  Choice of Law.

     This agreement is made in Santa Clara County, California and constitutes the full and complete agreement of the parties relating to the subject matter hereof and supersedes any prior understanding or written or oral agreements between the parties. This Agreement may only be amended by a written agreement executed by Executive and Employer. THIS AGREEMENT SHALL BE PERFORMED IN THE STATE OF TEXAS. THE PARTIES AGREE THAT THE LAWS OF THE STATE OF TEXAS SHALL GOVEN THE INTERPRETATION OF THIS AGREEMENT. ANY ARBITRATION OF ANY DISPUTE


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HEREUNDER SHALL BE CONDUCTED IN PHOENIX, ARIZONA OR SUCH OTHER PLACE AS THE
PARTIES MAY AGREE.

17.  Notices.

     Notices required hereunder shall be in writing and shall be given by personal delivery (if by courier, the messenger service shall be a recognized commercial service and receipt of delivery shall be retained) or mailed by registered or certified mail, return receipt requested, postage prepaid in a properly addressed envelope, to the intended recipient at the address set forth in this Agreement (or to such other address for a party as shall hereafter be specified by notice given in accordance with this provision; provided, however, that notices of a change of address shall be delivered on the fifth business day after deposit in a postal depository.

     Executed by the parties in multiple counterparts as of the day and year first above written.



-----------------------------------          -----------------------------------
           Glenn Henry                       Integrated Device Technology, Inc.

                                             By:
                                                --------------------------------

                                             Title:
                                                   -----------------------------